Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of April 9, 2020, between Avangrid, Inc., a New York corporation (the "Company"), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as Trustee (the "Trustee").

RECITALS

WHEREAS, in accordance with Sections 2.01, 2.03 and 9.01(g) of the Indenture, dated as of November 21, 2017, between the Company and the Trustee (the "Indenture"), this Supplemental Indenture is being entered into in order to establish the form and terms of a new series of securities;

NOW, THEREFORE:

In consideration of the premises and the purchases of the Notes (as defined below) by the holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE I
DEFINITIONS

All capitalized terms used herein without definition shall have the meanings specified in the Indenture.  For all purposes of this Supplemental Indenture, the terms defined in this Article I have the meanings set forth below:

"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

"Capital Lease Obligations" means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (under the Financial Accounting Standards Board's Accounting Standard Update No. 2016-02 "Leases (Topic 840)") or financing leases (under the Financial Accounting Standards Board's Accounting Standard Update No. 2018-11 "Leases (Topic 842)") on a balance sheet of such Person under GAAP and, for the purposes of this Supplemental Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

"Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"First Mortgage Bond Indentures" means (i) the Indenture of Mortgage, dated as of May 1, 2009, from Central Maine Power Company to The Bank of New York Mellon Trust Company, N.A., as trustee (as supplemented and amended), (ii) the Indenture, dated as of September 1, 1918, from Rochester Gas and Electric Corporation to Bankers Trust Company, as trustee (as supplemented and amended), (iii) the Indenture between The Southern Connecticut Gas Company (formerly, The Bridgeport Gas Light Company) and The Bridgeport City Trust Company, as trustee, dated as of March 1, 1948 (as supplemented and amended) and (iv) the First Mortgage Indenture and Deed of Trust, dated as of July 1, 1954, from The Berkshire Gas Company (formerly, Pittsfield Coal Gas Company) to Chemical Bank & Trust Company, as trustee.

"GAAP" means generally accepted accounting principles for financial reporting in the United States.

"Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

"Indebtedness" means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all liabilities of such Person as an account party under acceptances, letters of credit (other than trade letters of credit), surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person that is redeemable at the option of the holder thereof or that has any mandatory dividend, redemption or other required payment that could be required thereunder prior to the date that is one year after the stated maturity date of the Notes set forth in Section 2.02 hereof, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Indebtedness shall not include Indebtedness of the Company or any of its Significant Subsidiaries arising from the application of Financial Interpretation Number 45 of the Financial Accounting Standards Board, Financial Interpretation Number 46 of the Financial Accounting Standards Board or Issue No. 01-08 of the Emerging Issues Task Force.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

"Par Call Date" means March 15, 2025.

"Person" means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

"Principal Property" means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by the Company or any Significant Subsidiary and used primarily for generation, transmission, distribution, design, development or construction, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility (or portion thereof) that the Company reasonably determines is not material to the business of the Company and its subsidiaries, taken as a whole.

"Quotation Agent" means one of the Reference Treasury Dealers selected by the Company, or if any such firm is unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by the Company.

"Reference Treasury Dealer" means (i) each of BNP Paribas Securities Corp. and BofA Securities, Inc., and a Primary Treasury Dealer (as defined below) selected by each of BBVA Securities Inc. and MUFG Securities Americas Inc., or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"); and (ii) one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Company, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"Significant Subsidiary" means a significant subsidiary of the Company as defined by Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

"Total Assets" means, as of any date of determination, the total consolidated assets of the Company and its subsidiaries, determined in accordance with GAAP, as shown on the most recent internally available balance sheet of the Company, after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

ARTICLE II
THE NOTES

Section 2.01.  Issuance of Notes.  There shall be a series of debt securities designated "3.200% Notes due 2025" (the "Notes").  The Notes shall be initially limited to $750,000,000 aggregate principal amount except as provided in Section 2.09 hereof.

Section 2.02.  Principal Payment.  Except as otherwise provided in Section 2.06 hereof, the principal amount of the Notes shall be payable on the stated maturity date of April 15, 2025.

Section 2.03.  Interest Rates and Payment Dates.  The Notes shall be dated their date of authentication as provided in the Indenture and shall bear interest from their date at the rate of 3.200% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2020.  The record dates with respect to such April 15 and October 15 interest payment dates shall be April 1 and October 1 (whether or not a Business Day), respectively.  Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.04.  Payment Dates Generally.  If any interest payment date, date of redemption or the maturity date of any of the Notes is not a Business Day, then payment of principal and interest shall be made on the next succeeding Business Day.  No interest shall accrue on the amount so payable for the period from that interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

Section 2.05.  Currency.  Payment of principal and interest on the Notes shall be made in U.S. Dollars.

Section 2.06.  Optional Redemption.  At any time and from time to time prior to the Par Call Date, the Company may, at its option, redeem all or any portion of the Notes, on not less than 10 nor more than 60 days' prior notice mailed to the Holders of the Notes to be redeemed in accordance with Section 3.02 of the Indenture, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, such redemption date.

At any time and from time to time on or after the Par Call Date, the Company may, at its option, redeem all or any portion of the Notes, on not less than 10 nor more than 60 days' prior notice mailed to the Holders of the Notes to be redeemed in accordance with Section 3.02 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, such redemption date.  The Trustee shall have no obligation to calculate the redemption price of any Notes to be redeemed pursuant to this Supplemental Indenture.

Section 2.07.  Sinking Fund.  The Notes shall not be subject to any sinking fund.

Section 2.08.  Covenants.  In addition to the covenants set forth in the Indenture, the Company covenants that so long as any of the Notes are outstanding:

(a) The Company shall not and shall not permit any of its Significant Subsidiaries to create, assume, incur or suffer to exist any Lien upon or with respect to any Principal Properties, whether now owned or hereafter acquired, without making effective provision whereby the Notes shall be secured by such Lien equally and ratably with or prior to any and all Indebtedness and other obligations to be secured thereby, provided that nothing in this Section 2.08(a) shall prohibit:

(i) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or the applicable Significant Subsidiary, in conformity with GAAP;

(ii) Carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(iii) Pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

(iv) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Significant Subsidiaries;

(vi) Liens in respect of property of the Company or any of its subsidiaries existing on the date hereof;

(vii) Liens in respect of property acquired or constructed by the Company or any of its subsidiaries after the date hereof, which are created at the time of or within 120 days after acquisition or completion of construction of that property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of that property, provided that in that case (a) none of those liens extend to or cover any other property of the Company or any of its subsidiaries, as the case may be, and (b) the aggregate principal amount of Indebtedness secured by all of those liens in respect of that property does not exceed the cost of that property and any improvements then being financed;

(viii) Liens securing Indebtedness owed by a subsidiary of the Company to the Company or any of its subsidiaries;

(ix) Extensions, renewals or replacements of any Liens permitted hereunder (including successive extensions, renewals and replacements), provided that with respect to Indebtedness in excess of $250,000,000, the principal amount of Indebtedness (or the maximum commitment therefor) secured by that Lien is not increased and that Lien does not extend to or cover any property other than the property covered by that Lien on the date of that extension, renewal or replacement;

(x) Any interest or title of a lessor under any lease entered into in the ordinary course of business and covering only the assets so leased;

(xi) Liens existing upon any property acquired by the Company or any of its subsidiaries in the ordinary course of business; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(xii) Liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts;

(xiii) Liens created by or resulting from litigation or legal proceedings that are being contested in good faith by appropriate proceedings and do not involve amounts that in the aggregate would exceed $50,000,000;

(xiv) Liens incidental to the normal conduct of the business of the Company or any of its subsidiaries or the ownership of its property that are not incurred in connection with the incurrence of Indebtedness and that do not in the aggregate materially impair the use of such property in the operation of the business of the Company and its subsidiaries taken as a whole or the value of such property for the purposes of such business;

(xv) Liens in respect of property of the Company or any of its subsidiaries in connection with (a) the First Mortgage Bond Indentures or (b) customary mortgage bonds issued by the Company or its subsidiaries; and

(xvi) Liens which would otherwise not be permitted by clauses (i) through (xv) above, securing additional Indebtedness of the Company or any of its subsidiaries, provided that the aggregate amount of all such secured Indebtedness does not exceed 10% of Total Assets.

Section 2.09.  Additional Notes.  The Notes may be reopened and additional Notes may be issued in excess of the limitation set forth in Section 2.01, provided that such additional Notes shall contain the same terms and conditions as the Notes in all respects (except for the issue date, the issue price and, if applicable, the first interest payment date) as the other Notes previously issued.  Any such additional Notes, together with the other Notes, shall constitute a single series of Securities for purposes of the Indenture and this Supplemental Indenture; provided, further, that such additional Notes will not bear the same CUSIP number as the Notes, unless such additional Notes are issued in a "qualified reopening" for U.S. federal income tax purposes or such additional Notes are part of the same issue as the Notes for U.S. federal income tax purposes.

Section 2.10.  Denomination and Form of Notes.  The Notes shall be fully registered, without coupons, and issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Except as provided in Section 2.07 of the Indenture, the Notes shall be issuable only as Global Securities representing the entire aggregate principal amount of the Notes and shall be substantially in the form attached as Exhibit A hereto.

Section 2.11.  Initial Depositary.  The initial Depositary for the Notes shall be The Depository Trust Company.

Section 2.12.  Additional Amounts.  No additional amounts contemplated in Section 2.03(m) of the Indenture shall be payable in respect of the Notes.

ARTICLE III
MISCELLANEOUS

Section 3.01.  Governing Law.  The laws of the State of New York shall govern this Supplemental Indenture and the Notes, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 3.02.  Successors.  All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.03.  Duplicate Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.04.  Separability.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05.  Effect of Supplemental Indenture.  This Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law.  The provisions of this Supplemental Indenture are intended to apply solely to the Notes and the Holders thereof and shall not apply to any future issuance of Securities by the Company and all references to provisions of the Indenture herein amended and restated or otherwise modified shall have effect solely with respect to the Notes contemplated in this Supplemental Indenture.

Section 3.06.  Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original and all of them together shall represent the same agreement.

Section 3.07.  No Responsibility of the Trustee.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture.

Section 3.08.  Authentication.  The Trustee may authenticate the Notes by manual or electronic signature.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

AVANGRID, INC., as the Company

By:	/s/ Howard Coon
Name: Howard Coon Title: Vice President - Treasurer

By:	/s/ Scott Tremble
Name: Scott Tremble Title: Senior Vice President - Controller

[Signature Page to Third Supplemental Indenture]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE BANK OF NEW YORK MELLON, as the Trustee

By:	/s/ Laurence J. O'Brien
Name: Laurence J. O'Brien Title: Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

Form of Notes

(FACE OF SECURITY)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE "DEPOSITARY") TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER NAME REQUESTED BY THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

3.200% Notes due 2025

AVANGRID, INC.

Issue Date: April 9, 2020	Maturity Date: April 15, 2025

Principal Amount: $	CUSIP No.: 05351W AC7

Registered: R-	ISIN No.: US05351WAC73

Avangrid, Inc., a New York corporation (the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of            Million Dollars ($                ) on April 15, 2025, and to pay interest thereon from the Issue Date or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year, commencing on October 15, 2020, until and including the Maturity Date (each, an "Interest Payment Date"), at the rate of 3.200% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the record date for such interest, which shall be April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a "Regular Record Date").  Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such special record date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security shall be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the maturity of the principal hereof; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that, if this Security is a Global Security, payment may be made pursuant to the applicable procedures of the Depositary as permitted in said Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on its behalf by its duly authorized officers.

Dated: April 9, 2020

AVANGRID, INC.

By:	________________________________________ Name: Title:

By:	________________________________________ Name: Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated: April 9, 2020

THE BANK OF NEW YORK MELLON, as Trustee

By:	________________________________________ Name: Title:

(REVERSE OF SECURITY)

3.200% Notes due 2025

This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of November 21, 2017 (the "Base Indenture"), as was previously supplemented by the first supplemental indenture thereto dated as of November 21, 2017 and the second supplemental indenture thereto dated as of May 16, 2019, and as further supplemented by the third supplemental indenture thereto dated as of April 9, 2020 (the "Third Supplemental Indenture", together with the Base Indenture, the "Indenture"), between the Company and The Bank of New York Mellon, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited initially in aggregate principal amount to $750,000,000.00.

At any time and from time to time prior to March 15, 2025 (the "Par Call Date"), the Company may, at its option, redeem all or any portion of the Securities, on not less than 10 nor more than 60 days' prior notice mailed to the Holders of the Securities to be redeemed in accordance with Section 3.02 of the Base Indenture, at a redemption price equal to the greater of (a) 100% of the principal amount of the Securities to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed that would be due if such Securities matured on the Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Securities to be redeemed to, but excluding, such redemption date.

At any time and from time to time on or after the Par Call Date, the Company may, at its option, redeem all or any portion of the Securities, on not less than 10 nor more than 60 days' prior notice mailed to the Holders of the Securities to be redeemed in accordance with Section 3.02 of the Base Indenture, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest on the principal amount of the Securities to be redeemed to, but excluding, such redemption date.

In connection with such optional redemption, the following defined terms apply:

"Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed (assuming, for this purpose, that the Securities matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Securities.

"Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Quotation Agent" means one of the Reference Treasury Dealers selected by the Company, or if any such firm is unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by the Company.

"Reference Treasury Dealer" means (i) each of BNP Paribas Securities Corp. and BofA Securities, Inc., and a Primary Treasury Dealer (as defined below) selected by each of BBVA Securities Inc. and MUFG Securities Americas Inc., or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"); and (ii) one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Company, except that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If less than all the Securities are to be redeemed, (i) if the Securities are held by a Depositary, the applicable operational procedures of the Depositary for selection of Securities for redemption will apply and (ii) if the Securities are not held by a Depositary, the Trustee shall select the Securities to be redeemed either pro rata, by lot or in such manner as it shall deem appropriate and fair.

The notice of redemption to each such Holder shall specify the principal amount of each Security held by such Holder to be redeemed, the CUSIP numbers of the Securities to be redeemed, the date fixed for redemption, the redemption price, or if not then ascertainable, the manner of calculation thereof, the place or places of payment, that payment will be made upon presentation and surrender of such Securities, that interest accrued to, but excluding, the date fixed for redemption will be paid as specified in such notice and that on and after said date interest thereon or on the portions thereof to be redeemed will cease to accrue and that such Securities subject to such redemption shall cease to be outstanding and the Holders thereof shall have no rights with respect thereto other than the right to receive the redemption price upon presentment and surrender.  In case any Security is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the date fixed for redemption, upon surrender of such Security, a new Security or Securities of such series and tenor in principal amount equal to the unredeemed portion thereof will be issued.

In case any Security is to be redeemed in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holders hereof upon the cancellation hereof.

The Trustee shall have no obligation to calculate the redemption price in connection with any redemption of all or any portion of the Securities.

So long as any of the Securities are outstanding, the Company shall be bound to the covenants set forth in the Indenture applicable to the Securities.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Securities shall not be subject to any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of all series to be affected (considered together as one class for this purpose).  Any consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of at least 25% in aggregate principal amount of outstanding Securities of all such series affected shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, such Holder or Holders have offered the Trustee indemnity satisfactory to it against any costs, liabilities or expenses to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Securities of all such affected series a direction that is inconsistent with such written request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or the Holder's attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered upon the Security Register for such series as the absolute owner hereof (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing thereon) for all purposes; and neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

The Securities of this series are issued in fully registered form, without coupons, and issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 2.07 of the Base Indenture on transfers and exchanges of Global Securities.

The laws of the State of New York shall govern this Security and the Indenture, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

All terms used in this Security that are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.